Exhibit 10.39

EXECUTION VERSION

Sale Undertaking

Dated 29-06-2015

National Bank of Abu Dhabi PJSC - Islamic Banking Division

(The Investment Agent)

in favour of

Brooge Petroleum and Gas Investment Company FZC

(The Company)

Dentons & Co Suite 1204 Al Ghaith Tower Hamdan Street PO Box 47656 Abu Dhabi United Arab Emirates

Contents (i)

Sale Undertaking

Dated

By

(1)	National Bank of Abu Dhabi PJSC - Islamic Banking Division, of P. O. Box 40057, Abu Dhabi, United Arab Emirates acting in its capacity as Investment Agent for an on behalf of the Participants (the Investment Agent);

in favour of

(2)	Brooge Petroleum and Gas Investment Company FZC incorporated under the laws of Fujairah Free Zone, Fujairah, United Arab Emirates of P. O. Box 50170, Fujairah, United Arab Emirates (the Company)

Recitals

A.	Pursuant to the terms of the Forward Lease, the Lessor (acting in the capacity as Investment Agent) has agreed to lease the Leased Asset to the Company (acting in the capacity as the Lessee).

B.	It is a requirement of the leasing arrangements that the Investment Agent enters into this Sale Undertaking.

The Investment Agent undertakes:

1	Definitions and interpretation

1.1	Definitions

1.1.1	Words and expressions defined (whether directly or indirectly) in clause 1.1 of the Common Terms Agreement have the same meanings in this Sale Undertaking unless expressly defined in this Sale Undertaking.

1.1.2	In this Sale Undertaking:

Common Terms Agreement means the common terms agreement dated on or around the date of the Master Forward Lease Agreement between, amongst others, the Investment Agent and the Company.

Early Termination Event means if the Company elects to prepay all Outstanding Fixed Rental and other outstanding amounts under the Forward Lease in accordance with the terms of clause 15.1.1 of the Common Terms Agreement.

End of Lease Term Event means the date when the scheduled Lease Term and the Security Period have ended.

Exercise Event means:

(a)	an Early Termination Event; or

(b)	an End of Lease Term Event.

Forward Lease means that lease dated on or around the date of this Sale Undertaking in relation to the Leased Asset entered into between the Company (as Lessee) and the Investment Agent (as Lessor) pursuant to the Master Forward Lease Agreement.

Leased Asset has the meaning given to it in the Forward Lease.

Party means a party to or beneficiary of this Sale Undertaking.

Sale Notice means a notice substantially in the form contained in Schedule 1.

Termination Amount means:

(a)	if the rights under this Sale Undertaking are exercised on the grounds of an Early Termination Event, the Termination Amount shall be the aggregate of:

(i)	the Outstanding Fixed Rental;

(ii)	an amount equal to one per cent of the Outstanding Fixed Rental;

(iii)	any accrued and unpaid Variable Rental Payment;

(iv)	any accrued and unpaid Supplementary Rental Payment;

(v)	any Increased Costs Amount;

(vi)	an amount equal to any Service Charge Amount that has accrued and not been set off against a Supplementary Rental Payment; and

(vii)	the actual costs and expenses of the Lessor paid or incurred as a result of the termination of the Forward Lease.

(b)	if the rights under this Sale Undertaking are exercised on the grounds of an End of Lease Term Event, the Termination Amount shall be the aggregate of:

(i)	AED 100;

(ii)	any accrued and unpaid Supplementary Rental Payment;

(iii)	any Increased Costs Amount; and

(iv)	an amount equal to any Service Charge Amount that has accrued and not been set off against a Supplementary Rental Payment.

and, in relation to both paragraph (a) and (b), with the Termination Amount being agreed with the Investment Agent before the Sale Notice is issued.

Termination Amount Payment Date means the date when the Termination Amount is to be paid or is paid.

1.2	Construction

The principles of construction used in the Common Terms Agreement shall apply to this Sale Undertaking to the extent they are relevant to it and, subject to any necessary changes, as they apply to the Common Terms Agreement.

1.3	Third party rights

1.3.1	Subject to Clause 1.3.2, unless expressly provided to the contrary in this Sale Undertaking a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Sale Undertaking.

1.3.2	Each Participant may, except as otherwise stated in the Transaction Documents, enforce or enjoy the benefit of any term of this Sale Undertaking which it would be able to enforce or enjoy if it were a party to this Sale Undertaking.

1.3.3	Notwithstanding any term of any Transaction Document, the Parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Sale Undertaking without the consent of any person who is not a Party.

1.4	Common Terms Agreement

This Sale Undertaking and the rights and obligations of the Parties are subject to the provisions of the Common Terms Agreement. The provisions of the Common Terms Agreement that are expressed to apply to all Transaction Documents apply equally to this Sale Undertaking.

2	Effective date

This Sale Undertaking shall become effective on the Commencement Date relating to the Forward Lease.

3	Sale Notice

3.1	Occurrence of an Exercise Event

Provided that no Event of Default or Event of Mandatory Prepayment has occurred and is continuing and subject to the provisions of Clauses 3.2 (Sale Notice based on an Early Termination Event) and 3.3 (Sale Notice based on an End of Lease Term Event), the Company may issue a Sale Notice to the Investment Agent if an Exercise Event has occurred.

3.2	Sale Notice based on an Early Termination Event

A Sale Notice can only be issued based on an Early Termination Event if:

(a)	the Termination Amount Payment Date falls within three Business Days of the Sale Notice;

(b)	the Investment Agent has, prior to the issue of the Sale Notice, confirmed that the Termination Amount is correct; and

(c)	the Termination Amount Payment Date occurs on the Rental Payment Date next occurring after the date of the Sale Notice.

3.3	Sale Notice based on an End of Lease Term Event

A Sale Notice can only be issued based on an End of Lease Term Event, if:

(a)	the scheduled Lease Term has ended;

(b)	the Investment Agent has, prior to the issue of the Sale Notice, confirmed that:

(i)	the scheduled Lease Term and the Security Period have ended; and

(ii)	the Termination Amount is correct.

(c)	the Termination Amount Payment Date falls within three Business Days of the Sale Notice.

4	Undertaking to sell

Upon the Investment Agent receiving the Sale Notice, the Investment Agent shall, subject to receiving the Termination Amount on the Termination Amount Payment Date, sell the Leased Asset to the Company in accordance with the terms described in this Sale Undertaking.

5	Conditions of sale

The sale by the Investment Agent to the Company shall be on the following terms:

(a)	the sale from the Investment Agent shall be on an “as is, where is” basis and with such title as the Investment Agent may have;

(b)	neither the Investment Agent nor any Finance Party Secured Party gives or makes to the Company any implied, statutory or other warranty or representation about the Leased Asset (including conditions, warranties or representations as to the description, suitability, merchantability, value or condition of the Leased Asset); and

(c)	without prejudice to paragraphs (a) and (b) above, any such warranty or representation is expressly excluded to the fullest extent that the law allows.

6	Sale Documentation

6.1	Signed Sale Documentation

Upon the Investment Agent receiving the Termination Amount, it shall, at the cost of the Company, provide the Company with the Sale Documentation signed by the Investment Agent and with such counterparts as may be reasonably required.

6.2	Payment of costs and expenses

The Company shall promptly on demand pay the Investment Agent and the Security Agent, the amount of all costs and expenses (including legal fees) reasonably incurred by either of them (and, in the case of the Security Agent, by any Receiver) in connection with the negotiation, preparation, printing, execution or notarisation of the Sale Documentation, including the registration at or with any applicable register or authority of the Sale Documentation or of the related transfer or interest in the Leased Asset.

6.3	Failure to sign the Sale Documentation

If the Company does not sign the Sale Documentation this will not adversely affect the Investment Agent’s rights and remedies against the Company including the right to bring legal proceedings for the Termination Amount and to recover any Losses caused by the Company’s failure to sign the Sale Documentation.

6.4	Failure to pay the Termination Amount on the Termination Amount Payment Date

Without prejudice to any other rights and remedies that the Investment Agent and the Secured Parties may have against the Company and any other Obligor, if the Company does not pay the Termination Amount on the Termination Amount Payment Date, it shall be an Unpaid Sum on which the Investment Agent may demand Late Payment Amounts to be paid.

7	Assignment

7.1	No assignment or transfer by the Company

The Company may not assign any of its rights or transfer any of its rights or obligations under this Sale Undertaking.

7.2	Assignment and/or transfer by Investment Agent

The Investment Agent may assign and/or transfer any of its rights and obligations under this Sale Undertaking as part of the arrangements contemplated by clause 6.13 (Resignation of the Investment Agent) of the Investment Agency Agreement.

8	Obligations of the Company

Upon the issue of the Sale Notice the Company shall be deemed to have agreed to any terms in this Sale Undertaking that create obligations on it or create rights in favour of the Investment Agent.

9	Governing law

9.1	English law

9.1.1	Subject to Clause 9.1.2, this Sale Undertaking and all non-contractual obligations arising out of or connected with it shall be governed by, and construed in accordance with, English law.

9.1.2	The Parties agree that the creation and transfer of any proprietary rights of the Parties in relation to the Leased Asset shall be governed by, and construed in accordance with, the laws of Fujairah and the federal laws of the United Arab Emirates as applied by the civil courts of Fujairah, in each case, to the extent those laws do not conflict with Shari’a. In the event of any contradiction between the laws of Fujairah and the federal laws of the United Arab Emirates and the principles of Shari’a, the principles of Shari’a shall prevail.

9.2	Interest

The Parties recognise and agree that the principle of the payment of interest is repugnant to the Shari’ah and accordingly, to the extent that any legal system would (but for the provisions of this Clause) impose (whether by contract or by statute) any obligation to pay interest, the Parties hereby irrevocably and unconditionally expressly waive and reject any entitlement to recover interest from each other.

10	Enforcement

10.1	Jurisdiction

10.1.1	Subject to Clause 10.1.2, the Parties submit, and waive any objection, to the exclusive jurisdiction of the courts of the Dubai International Financial Centre, Emirate of Dubai, United Arab Emirates to settle any dispute arising out of or in connection with this Sale Undertaking (including a dispute relating to the existence, validity or termination of this Sale Undertaking or any non-contractual obligation arising out of or in connection with this Sale Undertaking) (a Dispute). The Parties agree that the courts of the Dubai International Financial Centre, Emirate of Dubai, United Arab Emirates are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

10.1.2	The Parties agree that the civil courts of Fujairah shall have the exclusive jurisdiction to settle any dispute arising out of or in connection with the creation and transfer of any proprietary rights of the Parties in relation to the Leased Asset.

10.1.3	Notwithstanding Clauses 10.1.1 and 10.1.2, the Parties agree that the Investment Agent may take proceedings relating to a Dispute in any other court with jurisdiction. To the extent allowed by law, the Investment Agent may take concurrent proceedings in any number of jurisdictions. This Clause 10.1.3 is for the benefit of the Investment Agent only.

10.2	State Immunity

10.2.1	The Company acknowledges and agrees, to the extent relevant, that its execution, performance and delivery of this Sale Undertaking and the Sale Documentation shall constitute a private commercial transaction entered into entirely in its commercial capacity.

10.2.2	To the extent that the Company may in any jurisdiction claim for itself or its assets immunity from legal proceedings, and to the extent that in any jurisdiction there may be attributed to the Company or its assets such immunity (whether claimed or not), the Company irrevocably and unconditionally and to the full extent permitted by the laws of the Relevant Jurisdiction:

(a)	agrees not to claim such immunity;

(b)	waives any such immunity as it or its assets now has or may in future acquire; and

(c)	consents, in any legal proceedings arising out of or in connection with this Sale Undertaking, to the giving of relief by enforcement, execution (including the arrest, detention or sale of any state property) or attachment (whether before judgment, in aid of execution, or otherwise) against any of its assets.

10.2.3	In relation to any legal proceedings that may be taken in England, the foregoing waiver of immunity shall have effect under, and be construed in accordance with, the State Immunity Act 1978.

10.2.4	For the purposes of this Clause 9.1 (State Immunity):

legal proceedings includes any service of process, suit, judgment, execution, attachment (whether before judgment, in aid of execution, or otherwise), arbitral proceedings or other dispute resolution mechanisms; and

asset includes any asset not used solely for commercial purposes.

This Sale Undertaking is executed by the Investment Agent as a deed on the date stated at the beginning of this Sale Undertaking.

Execution Page of the Sale Undertaking

The Investment Agent

Signed by	)	/s/ Aqeel Bughio
)
duly authorised in accordance with the laws of	)
Abu Dhabi, united Arab Emirates for and on	)
behalf of National Bank of Abu Dhabi PJSC	)
- Islamic Banking Division in the presence	)
of:	)	/s/ Omar Katri

Signature of witness	)

Name of witness:

Address of witness: